CERTIFICATE OF FORMATION
OF
CSC Holdings, LLC

This Certificate of Formation of CSC Holdings, LLC, dated as of November 10, 2009, has been duly executed and is being filed by Victoria D. Salhus, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et. seq.).

1.	Name. The name of the limited liability company formed hereby is CSC Holdings, LLC (the “LLC”).

2.

Registered Office. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

3.

Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:  /s/ Victoria D. Salhus
       Name:  Victoria D. Salhus
       Title:  Authorized Person